Exhibit 99.1

Contacts:

INVESTORS AND MEDIA:

Renovis, Inc.

John C. Doyle

(650) 266-1407

doyle@renovis.com

RENOVIS REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

South San Francisco, California – May 8, 2007 – Renovis, Inc. (Nasdaq: RNVS), a biopharmaceutical company focused on the discovery and development of drugs for major medical needs in the areas of neurological and inflammatory diseases, today announced financial results for the first quarter ended March 31, 2007.

Revenue for the quarter ended March 31, 2007 was $1.3 million compared with $2.5 million in the first quarter of 2006. The decrease in revenue resulted primarily from a change in the amortization period for the upfront license payment that Renovis received from Pfizer Inc. in connection with the original VR1 collaboration agreement in 2005. The amortization period was extended following the Company’s recent agreement with Pfizer to extend the remaining term of their research collaboration through June 30, 2008 from June 30, 2007. Although the extension provides for additional research funding to Renovis, it reduced the revenue to be recognized by Renovis under the agreement during the first two quarters of 2007. Additionally, revenue during the first quarter of 2006 included $0.3 million related to the Company’s collaboration with Genentech, Inc. after which the funded research period under the collaboration ended.

Research and development expenses for the quarter ended March 31, 2007 were $8.4 million, including $0.8 million in non-recurring expenses associated with the Company’s restructuring in January 2007, as well as a non-cash charge of $1.4 million that resulted from the cancellation of certain stock options held by Company executives to make additional shares available for the grant of new equity incentives to non-executive employees. Excluding the impact of these non-recurring items, research and development expenses for the first quarter of 2007 totaled $6.2 million compared to $6.9 million during the same period in 2006. The decrease in 2007 resulted primarily from cost savings generated by the restructuring, which reduced the number of positions at the Company by approximately 40% during the first quarter.

General and administrative expenses totaled $9.1 million during the quarter ended March 31, 2007, which included a non-cash charge of $5.9 million related to the cancellation of stock options, as described above, as well as $0.2 million in restructuring charges. Excluding these non-recurring items, general and administrative expenses were $3.0 million in the first quarter of 2007 compared to $3.9 million during the same period in 2006. The decrease in general and administrative expenses, excluding non-recurring items, primarily reflects cost savings following the Company’s restructuring.

As a result of the non-recurring charges described above, the net loss for the first quarter of 2007 increased to $15.1 million compared to $7.1 million for the same period last year. Basic and diluted net loss per share in the first quarter was $0.51 in 2007 compared with $0.25 in the first quarter of 2006.

At March 31, 2007, Renovis had $90.1 million in cash, cash equivalents and short-term investments.

Highlights

“We have taken a number of important steps during the last several months to strengthen the Company as we work to advance our late-stage preclinical programs in neurological and inflammatory disease indications into the clinic,” said Corey S. Goodman, Ph.D., President and Chief Executive Officer. “These steps included a restructuring in January that has quickly yielded significant expense reductions followed closely by the implementation of new equity incentives for remaining employees that served to tie compensation to the success of our internal drug discovery programs. Throughout this period we maintained our focus and reached important objectives on both our VR1 research collaboration with Pfizer, which was recently extended for another year through June 2008, and our unpartnered P2X7 program in which we have identified compounds for IND track development with a goal to begin clinical studies in the first half of 2008.”

2007 Financial Guidance

Financial projections involve a high level of uncertainty due, among many factors, to the variability involved in predicting requirements of drug discovery and clinical development activities and the potential for Renovis to enter into new licensing agreements or strategic collaborations. We plan to update financial guidance for 2007, as necessary, when we release results for each quarter or upon the announcement of material corporate events.

For the year ending December 31, 2007, the Company continues to anticipate:

•	total contract revenue from existing agreements of $5.3 million to $9.8 million; and

•	total operating expenses of $28.0 million to $32.0 million, excluding non-cash, stock-based compensation to be recognized in accordance with SFAS No. 123(R) and $1.1 million in restructuring expense.

About Renovis

Renovis is a biopharmaceutical company focused on the discovery and development of drugs for major medical needs in the areas of neurological and inflammatory diseases. The Company’s proprietary research programs focus on the purinergic receptors, P2X3 and P2X7, for the potential treatment of pain and inflammatory diseases. In addition, Renovis has a worldwide collaboration and license agreement with Pfizer to research, develop and commercialize small molecule vanilloid receptor (VR1) antagonists and an agreement with Genentech, Inc. in the areas of nerve growth and anti-angiogenesis.

Two Corporate Drive        South San Francisco, CA 94080        Tel: 650.266.1400        Fax: 650.266.1460        www.renovis.com

For additional information about the company, please visit www.renovis.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial results, future revenues, future operating expenses, future preclinical and clinical development, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors that could cause actual results or events to differ materially from the forward- looking statements that we make are described in greater detail in the reports we file with Securities and Exchange Commission, including the “Risk Factors” section of our Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 15, 2007. Renovis is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

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Two Corporate Drive        South San Francisco, CA 94080        Tel: 650.266.1400        Fax: 650.266.1460        www.renovis.com

RENOVIS, INC.

Condensed Statements of Operations

(All amounts in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Contract revenue	$1,317	$2,478
Operating expenses:
Research and development	8,428 (1)	6,872
General and administrative	9,091 (2)	3,903

Total operating expenses	17,519	10,775

Loss from operations	(16,202)	(8,297)

Other income, net	1,096	1,162

Net loss	$(15,106)	$(7,135)

Basic and diluted net loss per share	$(0.51)	$(0.25)

Shares used to compute basic and diluted net loss per share	29,538,146	28,976,250

(1)	Includes $0.8 million in non-recurring expenses associated with the Company’s restructuring in January 2007 and a non-cash charge of $1.4 million for the repurchase and subsequent cancellation of certain stock options.
(2)	Includes a non-cash charge of $5.9 million related to the cancellation of certain stock options and $0.2 million in restructuring charges.

Two Corporate Drive        South San Francisco, CA 94080        Tel: 650.266.1400        Fax: 650.266.1460        www.renovis.com

RENOVIS, INC.

Condensed Balance Sheets

(in thousands)

	March 31, 2007	December 31, 2006
		(1)
Assets:
Cash and cash equivalents	$45,416	$41,958
Short-term investments	44,683	57,149
Prepaids and other current assets	1,513	928

Total current assets	91,612	100,035

Property and equipment, net	6,581	7,052
Other long-term assets	234	214

	$98,427	$107,301

Liabilities and stockholders’ equity
Current liabilities	$7,264	$10,531
Long-term liabilities	3,536	3,684
Stockholders’ equity	87,627	93,086

	$98,427	$107,301

(1)	Derived from audited financial statements at that date.

Two Corporate Drive        South San Francisco, CA 94080        Tel: 650.266.1400        Fax: 650.266.1460        www.renovis.com